Exhibit 99.1

FOR IMMEDIATE RELEASE: Thursday, February 22, 2007	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD SECOND QUARTER RESULTS

18 percent sales growth drives 19 percent EPS increase;

reaffirming full year EPS guidance of $1.72 to $1.82 per share

MINNEAPOLIS, MN (Feb. 22, 2007) — Donaldson Company, Inc. (NYSE: DCI) announced record second quarter diluted earnings per share (“EPS”) of $.38, up from $.32 last year. Net income was $31.3 million, versus $26.9 million last year. Sales were a record $463.7 million, up from $392.9 million in fiscal 2006.

For the six month period, EPS was another record at $.81, up from $.69 last year. Net income increased 14 percent to $67.3 million compared to $59.1 million last year. Sales were a record $910.2 million, up 14 percent from $796.3 million in fiscal 2006.

“Sales growth was very strong during the quarter, supporting our outlook for another record year,” said Bill Cook, Chairman, President and CEO. “Our sales were especially good in Europe and Asia, where solid economic conditions and our well-developed market presence combined to deliver growth in excess of 25 percent in both regions. Our year-to-date operating margin of 10.6 percent compares favorably to 10.2 percent a year ago. Global economic conditions remain healthy for most of our businesses, giving us confidence in delivering our 18th consecutive year of record earnings.”

Income Statement Discussion

Translated at constant exchange rates, sales increased $56.9 million, or 14.5 percent, during the quarter and $95.7 million, or 12.0 percent, year-to-date. The impact of currency translation increased the reported sales growth to $70.8 million, or 18.0 percent, for the quarter and to $113.8, or 14.3 percent, for the year. The impact of foreign currency translation increased reported net earnings by $1.7 million in the quarter and $2.5 million year-to-date.

Gross margins of 30.5 percent for the quarter and 31.3 percent year-to-date compare to prior year margins of 31.8 percent and 32.2 percent for the same periods. During the first half of the fiscal year, we have brought on new distribution capacity while Customer demand ramped up beyond our expectations, leading to higher than expected distribution costs. Over the next few quarters, we will be making investments in people, processes, and technology to further optimize our distribution capabilities. Gross margin was also impacted by a higher mix of system sales versus replacement parts during the quarter. Operating expenses for the quarter were 21.2 percent of sales, down from 22.1 percent in the prior year. Our second quarter included $2.5 million for the majority of our annual stock option expense, compared to $2.2 million last year. Operating expenses for the year were 20.7 percent of sales, down from 22.0 percent last year.

The effective tax rates of 25.6 percent for the quarter and 28.7 percent year-to-date compare to 28.4 percent and 27.5 percent for the same periods of the prior year. The lower tax rate in the quarter is primarily due to the impact of the reinstatement of the Research and Experimentation Tax Credit retroactive to January 1, 2006.

(more)

Donaldson Company, Inc.

February 22, 2007

As a part of our ongoing share repurchase program, we repurchased 1,660,100 shares during the quarter for $58.2 million. Year-to-date, we have repurchased 1,759,800 shares for $61.9 million.

Outlook

Engine Products: We continue to expect mid-single digit percent full year sales growth in fiscal 2007 including the impact of the projected NAFTA new truck production decline.

•

NAFTA heavy duty truck build rates are expected to decrease significantly with the implementation of the new EPA diesel emission standards. We expect our NAFTA truck product related sales to decrease $30 to $35 million during the second half of fiscal 2007 compared to the second half of fiscal 2006.

•

Strong international conditions are expected to continue in the production of new construction and mining equipment by our OEM Customers. NAFTA non-residential and public construction markets are expected to remain healthy.

•

Both our NAFTA and international aftermarket sales are expected to continue growing with strong equipment utilization, the ongoing growth by our OEM Customers of their replacement parts business, and the increasing amount of equipment in the field with our PowerCore™ filtration systems.

Industrial Products: We expect low- to mid-teens percent sales growth in fiscal 2007.

•	Our industrial filtration sales are expected to continue growing as a result of the healthy global manufacturing investment and production utilization conditions.
•

Our full year gas turbine sales should continue rebounding with our full year sales increasing approximately 20 to 25 percent over last year. Strength is seen in both the international power generation and the global oil and gas segments we serve.

•	Conditions for our special applications products are expected to remain good due to continued strength in our global end markets.

Other:

•	Our tax rate is expected to be 28 to 30 percent for the full year although our rate will vary by quarter due to country earnings mix and discrete events.
•	We expect our full year fiscal 2007 EPS to be between $1.72 and $1.82 per share.

(more)

Donaldson Company, Inc.

February 22, 2007

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 Index, and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with:  currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

(more)

Donaldson Company, Inc.

February 22, 2007

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2007	2006	2007	2006
Net sales	$463,740	$392,915	$910,159	$796,311

Cost of sales	322,524	268,133	625,077	539,997

Gross margin	141,216	124,782	285,082	256,314

Operating expenses	98,334	86,978	188,514	175,116

Operating income	42,882	37,804	96,568	81,198

Other income, net	(2,377)	(2,301)	(3,907)	(5,230)

Interest expense	3,234	2,508	6,117	4,933

Earnings before income taxes	42,025	37,597	94,358	81,495

Income taxes	10,750	10,688	27,078	22,388

Net earnings	$31,275	$26,909	$67,280	$59,107

Weighted average shares outstanding	80,778,686	82,992,797	81,048,226	83,506,118

Diluted shares outstanding	82,699,272	85,101,072	83,091,583	85,641,920

Net earnings per share	$.39	$.32	$.83	$.71

Net earnings per share assuming dilution	$.38	$.32	$.81	$.69

Dividends paid per share	$.090	$.080	$.180	$.160

(more)

Donaldson Company, Inc.

February 22, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2007	July 31 2006
ASSETS

Cash and cash equivalents	$35,334	$45,467
Accounts receivable – net	322,916	312,214
Inventories – net	175,612	153,165
Prepaid expenses and other current assets	60,545	50,559

Total current assets	594,407	561,405

Other assets and deferred taxes	245,181	245,298
Property, plant and equipment – net	338,225	317,364

Total assets	$1,177,813	$1,124,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$156,318	$163,783
Employee compensation and other liabilities	102,567	112,606
Notes payable	154,023	73,368
Income taxes payable	—	3,571
Current maturity long-term debt	6,307	6,541

Total current liabilities	419,215	359,869

Long-term debt	95,544	100,495
Other long-term liabilities	111,713	116,901

Total liabilities	626,472	577,265

Equity	551,341	546,802

Total liabilities and equity	$1,177,813	$1,124,067

(more)

Donaldson Company, Inc.

February 22, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended January 31
	2007	2006
OPERATING ACTIVITIES

Net earnings	$67,280	$59,107
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,520	22,661
Changes in operating assets and liabilities	(66,577)	(11,673)
Payment of litigation judgment	—	(14,170)
Tax benefit of equity plans	(4,541)	(11,965)
Stock option expense	2,789	2,424
Other, net	(2,739)	5,157
Net cash provided by operating activities	19,732	51,541

INVESTING ACTIVITIES

Net expenditures on property and equipment	(36,140)	(28,611)
Acquisitions, investments and divestitures, net	(694)	(4,436)
Net cash used in investing activities	(36,834)	(33,047)

FINANCING ACTIVITIES

Purchase of treasury stock	(61,890)	(48,126)
Net change in debt	74,902	(29,045)
Dividends paid	(14,521)	(13,293)
Tax benefit of equity plans	4,541	11,965
Exercise of stock options	3,646	2,207
Net cash provided by (used in) financing activities	6,678	(76,292)

Effect of exchange rate changes on cash	291	94

Decrease in cash and cash equivalents	(10,133)	(57,704)

Cash and cash equivalents - beginning of year	45,467	134,066

Cash and cash equivalents - end of period	$35,334	$76,362

(more)

Donaldson Company, Inc.

February 22, 2007

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2007:
Net sales	$253,338	$210,402	—	$463,740
Earnings before income taxes	27,725	17,161	(2,861)	42,025

3 Months Ended January 31, 2006:
Net sales	$226,584	$166,331	—	$392,915
Earnings before income taxes	25,030	13,067	(500)	37,597

6 Months Ended January 31, 2007:
Net sales	$517,264	$392,895	—	$910,159
Earnings before income taxes	66,544	33,334	(5,520)	94,358

6 Months Ended January 31, 2006:
Net sales	$465,008	$331,303	—	$796,311
Earnings before income taxes	56,204	28,151	(2,860)	81,495

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2007	2006	2007	2006
Engine Products segment:
Off-road products	$80,353	$71,660	$160,363	$141,826
Transportation products	42,766	42,528	93,921	88,738
Aftermarket products	130,219	112,396	262,980	234,444
Total Engine Products Segment	$253,338	$226,584	$517,264	$465,008

Industrial Products segment:
Industrial filtration solutions products	$127,045	$103,755	$245,572	$209,643
Gas turbine products	43,463	28,416	69,512	52,779
Special applications products	39,894	34,160	77,811	68,881
Total Industrial Products segment	$210,402	$166,331	$392,895	$331,303

Total Company	$463,740	$392,915	$910,159	$796,311

(more)

Donaldson Company, Inc.

February 22, 2007

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2007	2006	2007	2006
Free cash flow	$(15,699)	$5,520	$(16,408)	$22,930
Net capital expenditures	18,126	15,268	36,140	28,611
Net cash provided by operating activities	$2,427	$20,788	$19,732	$51,541

EBITDA	$56,768	$50,957	$123,416	$108,040
Income taxes	(10,750)	(10,688)	(27,078)	(22,388)
Interest expense (net)	(2,945)	(2,141)	(5,538)	(3,884)
Depreciation and amortization	(11,798)	(11,219)	(23,520)	(22,661)

Net earnings	$31,275	$26,909	$67,280	$59,107

Net sales, excluding foreign currency translation	$449,823	$408,947	$891,975	$812,426
Foreign currency translation	13,917	(16,032)	18,184	(16,115)

Net sales	$463,740	$392,915	$910,159	$796,311

Net earnings, excluding foreign currency translation	$29,539	$27,554	$64,760	$59,559
Foreign currency translation	1,736	(645)	2,520	(452)

Net earnings	$31,275	$26,909	$67,280	$59,107

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

# # #